Exhibit 10.20


                DEVELOPMENT AND OEM SUPPLY/DISTRIBUTION AGREEMENT

         THIS AGREEMENT ("Agreement") is made this 15 day of June, 2004, by and between Specialized Health Products International, Inc., having an address at 585 West 500 South, Bountiful, Utah 84010 (hereinafter referred to as "SHPI"), and TYCO HEALTHCARE GROUP LP, a Delaware Partnership having an office at 15 Hampshire Street, Mansfield, Massachusetts 02048 (hereinafter referred to as "Tyco Healthcare").

                                    RECITALS

         WHEREAS, SHPI desires to grant to Tyco Healthcare, and Tyco Healthcare desires to accept from SHPI, the exclusive right to promote, market, distribute and sell the "Products" (as hereinafter defined) in the "Field" (as hereinafter defined) throughout the "Territory" (as hereinafter defined).

         NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the execution hereof, SHPI and Tyco Healthcare hereby agree as follows:

I. DEFINITIONS. The following terms are defined for purposes of this Agreement.

         1.1. "Effective Date" shall mean the date and year first written above.

         1.2. "Affiliate" shall mean any person or corporation or other business entity controlled by, controlling, or under common control with a party to this Agreement.

         1.3. "Act" shall mean the United States Food, Drug and Cosmetic Act of 1938, as amended and all regulations promulgated pursuant thereto, and any state and local laws and regulations thereunder promulgated and all similar laws and regulations of any other country or relevant jurisdiction related to the development, manufacture, sale or distribution of Products.

         1.4. "Available for Commercial Sale" shall mean the last date on which each of the following conditions shall have been satisfied with respect to each of the Products listed on Exhibit B attached hereto: (i) Tyco Healthcare shall have obtained Regulatory Approval for such Products, (ii) SHPI shall have manufactured such Products in conformance with the Specifications and delivered such Products to Tyco Healthcare's manufacturing facility, and (iii) Tyco Healthcare shall have sterilized and packaged such Products and delivered such Products to Tyco Healthcare's distribution facility.

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         1.5. "Products" shall mean all conventional and safety bone marrow needles that incorporate the devices or device components disclosed in U.S. Utility Patent Applications Serial Nos. ** and ** (the "Base Technology"), which are supplied by SHPI. Conventional J-type and I-Type products will include a modified handle. The conventional I-Type product will include a slip-release feature.

         1.6. "Specifications" shall mean the raw material, manufacturing, quality assurance, packaging and finished product specifications and protocols developed pursuant to this Agreement relating to the Products and mutually agreed upon by the parties, as the same may be modified and/or supplemented pursuant to the provisions hereof.

         1.7. "Field" shall mean all relevant applications of bone marrow needles.

         1.8. "Territory" shall mean worldwide on an exclusive basis.

         1.9. "Confidential Information" shall mean any information of a confidential and/or proprietary nature as to which Tyco Healthcare or an Affiliate of Tyco Healthcare or SHPI or an Affiliate of SHPI, as the disclosing party, prior to or during the term of this Agreement, develops or acquires any interest, including but not limited to, all sales, marketing, business and financial information and all discoveries, inventions, improvements, and ideas relating to any process, formula, machine, device, manufacture, composition of matter, plan or design, whether patentable or not, or relating to the conduct of business by the disclosing party (including the existence and subject matter of this Agreement) which, prior to or during the term of this Agreement, was or is disclosed to the other party, as the receiving party, exclusive of data or information: (i) which, at the time of disclosure hereunder, was in the public domain or which, subsequent to disclosure hereunder, becomes part of the public domain by any means other than the breach by the receiving party of its obligations hereunder, or (ii) which was known to the receiving party, at the time of disclosure hereunder, as evidenced by the receiving party's business records maintained in the ordinary course of business, or (iii) which is, at any time, disclosed to the receiving party by any person or entity not a party hereto whom the receiving party believes, after reasonable inquiry, has the right to disclose

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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the same, or (iv) which is developed by an employee of the receiving party who is shown, by competent proof and by clear and convincing evidence, not to have been privy to information disclosed by the disclosing party, or (v) which is disclosed verbally, except where the disclosing party reduces the verbal disclosure to writing, marks the same as confidential and proprietary and furnishes the receiving party with the reduction to writing within thirty (30) days of the verbal disclosure.

         1.10. "Contract Year" shall mean the twelve-month period commencing on the earlier of (i) the date all products identified in Exhibit B are Available for Commercial Sale or (ii) the date that is three (3) months after the conditions set forth in Section 1.4(i) and (ii) have been satisfied; and each successive twelve-month period thereafter.

         1.11. "Regulatory Approval" shall mean the notification to or concurrence, acknowledgment, or approval of any governmental or quasi-governmental agency or regulatory body, which notification, concurrence, acknowledgment or approval is necessary for or useful to the manufacturing, processing, marketing or sale of Products anywhere in the United States, and which is made in the name of Tyco Healthcare or has been given/granted on behalf of Tyco Healthcare.

         1.12. "Commercial Sale" - means, with respect to the Products which Tyco Healthcare elects to distribute hereunder, the sale by Tyco Healthcare or any Affiliate of Tyco Healthcare (or their respective distributors) to any non-Affiliate.

         1.13. "Competing Product" - means any product sold or offered for sale in the Territory which: (i) employs technology which, as of the Effective Date, was not employed in the healthcare products industry to reduce the risk of needle sticks and/or transmission of infectious diseases in connection with the extraction of bone marrow biopsies and was not disclosed in at least one medical or scientific journal with national circulation in the United States; (ii) is not any product manufactured or marketed by Tyco Healthcare or any Affiliate of Tyco Healthcare (or their respective distributors acting on behalf of Tyco Healthcare or such Affiliate); and (iii) does not infringe the Base Technology.

II.      REPRESENTATIONS AND WARRANTIES

         2.1. SHPI Representations and Warranties. SHPI hereby represents and warrants to Tyco Healthcare:

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                  (a) that SHPI is not currently a party to any agreement, oral or written, which would, in any manner, be inconsistent with the rights herein granted to Tyco Healthcare, and shall not enter into any such agreement or understanding, oral or written, during the term of this Agreement, nor, during the term of this Agreement, directly or indirectly, will engage in any activity which would, in any manner, be inconsistent with the rights herein granted to Tyco Healthcare,

                  (b) that SHPI is a corporation organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power and authority to own and operate its property and to carry on its business as now being conducted and is duly qualified and in good standing to do business in any of those jurisdictions where it is required to be qualified,

                  (c) that the execution and delivery of this Agreement by SHPI has been duly and validly authorized by all necessary corporate action on the part of SHPI and that (assuming valid execution by Tyco Healthcare where applicable and subject to federal bankruptcy law) this Agreement is a valid and binding obligation of SHPI enforceable against it, and

                   (d) all Products may be lawfully sold in the Territory under the appropriate Regulatory Approvals when received by Tyco Healthcare.

         2.2. Tyco Healthcare Representations and Warranties. Tyco Healthcare hereby represents and warrants to SHPI:

                  (a) that Tyco Healthcare is a limited partnership formed, validly existing and in good standing under the laws of Delaware, has all requisite power and authority to own and operate its property and to carry on its business as now being conducted and is duly qualified and in good standing to do business in any of those jurisdictions where it is required to be qualified as a result of ownership of property or residence of any of its employees or agents,

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                  (b) that the execution and delivery of this Agreement by Tyco
         Healthcare has been duly and validly authorized by all necessary corporate action on the part of Tyco Healthcare and that (assuming valid execution by SHPI and subject to federal bankruptcy law) this Agreement is a valid and binding obligation of Tyco Healthcare enforceable against it,

                  (c) that Tyco Healthcare is not currently a party to any agreement or understanding, oral or written, which would, in any manner, be inconsistent with its obligations described herein and shall not enter into any such agreement or understanding, oral or written, during the term of this Agreement, nor, during the term of this Agreement, directly or indirectly, engage in any activity which would, in any manner, be inconsistent with its obligations described herein, and

                  (d) that it is registered with the Food and Drug Administration and authorized to sell the Products.

III.     DISTRIBUTION OF PRODUCTS

         3.1. Appointment of Tyco Healthcare as Exclusive Distributor. Subject to the terms and conditions hereof, SHPI hereby appoints Tyco Healthcare, and Tyco Healthcare hereby agrees to act, as an exclusive distributor of Products in the Field throughout the Territory, for the term of this Agreement. Subject to
Section 4.5 below, SHPI shall not sell any Products, or cause any Products, to be sold to any person or entity other than Tyco Healthcare, and SHPI shall not grant to any person or entity other than Tyco Healthcare any license, sublicense or other rights to manufacture, or have manufactured, any Products at any time during the term of this Agreement, with the exception of the grant of the right to manufacture Products to a third party manufacturer approved by Tyco Healthcare, provided that such third party may only be permitted to manufacture Products for delivery to Tyco Healthcare pursuant to this Agreement.

         3.2. Tyco Healthcare's Responsibilities. Tyco Healthcare will use reasonable efforts to promote sales and use of the Products in the Territory. SHPI hereby expressly acknowledges and agrees that the grant set forth in
Section 3.1 shall be deemed to include a grant to Tyco Healthcare of the right to sell through any Affiliate of Tyco Healthcare and through distributors of Tyco Healthcare or any Affiliate of Tyco Healthcare.

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         3.3. Device Complaints. Tyco Healthcare shall maintain a system of product complaint recording and reporting wherein it will record the details of product complaints it receives. Tyco Healthcare agrees to send copies of the complaint reports relating to substantial design, technical or quality issues to SHPI. SHPI shall be responsible for supporting Tyco Healthcare's investigation of such complaint reports. SHPI shall, within thirty (30) days after SHPI receives the initial complaint reports from Tyco Healthcare, forward the findings of any investigations to Tyco Healthcare.

         3.4. Recall. If Tyco Healthcare or SHPI are required by any competent governmental authority to conduct a recall of any of the Products or either party determines in its reasonable business judgment a voluntary recall of any Product is required (and in the instance of a voluntary recall with the consent of the other party hereto, which neither SHPI nor Tyco Healthcare will unreasonably withhold), then SHPI shall bear the reasonable expenses related to the cost and return of the Products.

IV.      TERMS OF PURCHASE AND SALE

         4.1. Purchase Orders. At the beginning of each calendar quarter, Tyco Healthcare will provide a purchase order for releases during the immediately succeeding quarter, and a non-binding forecast for each of the further subsequent three (3) quarters. All purchase orders issued by Tyco Healthcare hereunder shall be submitted at least 45 days prior to the delivery date. For purposes of this Agreement, "delivery" shall mean receipt by Tyco Healthcare at its manufacturing facility. Tyco Healthcare may modify or terminate any purchase order or release provided that notice is given at least forty-five (45) days prior to the earliest affected delivery date. All sales and purchases of Products shall be initiated pursuant to Tyco Healthcare's purchase order for the same placed with SHPI. All such sales and purchases shall be governed by the terms and provisions of this Agreement and any such purchase order, provided that in the event there is a conflict between the terms of this Agreement and any of the terms of such purchase order, the terms of this Agreement shall prevail.

         4.2. Selling Price.

                  (a) SHPI and Tyco Healthcare hereby agree that: (i) the selling prices by SHPI to Tyco Healthcare for each unit of Product shall be for each unit Product in bulk, non-sterile form in accordance with applicable Specifications, (ii) the initial selling prices by SHPI to Tyco Healthcare of each unit of Product shall be as set forth on Exhibit A, which is attached hereto and incorporated herein. All payments shall be made in United States dollars.

                  (b)

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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         4.3. Delivery. SHPI shall deliver Products ordered by Tyco Healthcare in accordance with the terms hereof to Tyco Healthcare's designated facility on the dates specified by Tyco Healthcare in its purchase orders. SHPI shall use commercially reasonable efforts to manufacture and deliver all volumes of Products ordered by Tyco Healthcare, but in no event will SHPI be obligated to deliver more than 20% over the forecasted volumes for a quarter, as such forecast is determined in accordance with Section 4.1. Tyco Healthcare shall provide at least two (2) months notice for increases to the forecast if the increase in volume is more than 20% of the amount forecasted.

         4.4. Payment and Shipment. Shipment shall be in accordance with Tyco Healthcare's instructions. SHPI shall invoice Tyco Healthcare for Products at the time of shipment. All payments shall be due net ** days after receipt of invoice. All orders shall be in full cases and shipped prepaid FOB Destination to Tyco Healthcare's Nellcor facility in Tijuana Mexico.

         4.5      Minimum Purchase Requirements.

                  (a) During each Contract Year during the term of this Agreement (or, in the case of the first Contract Year, including the period beginning from the Effective Date through the date of the first Commercial Sale), Tyco Healthcare agrees to place purchase orders with SHPI for a quantity of Products not less than the quantity applicable to such Contract Year, as set forth in Exhibit A, which is attached hereto and incorporated herein (hereinafter referred to as the "Minimum Purchase Requirements").

                  (b) **

                  (c) **

                  (d) **

         4.6 Minimum Order Quantity. The minimum order quantity shall be ** units per SKU of the products identified in Exhibit B.

_______________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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V.       DEVELOPMENT OF PRODUCTS

         5.1 Custom Tooling. SHPI shall develop the tooling and provide the Project Deliverables set forth in, and in accordance with, Exhibit C-1. All molds, fixtures, assembly equipment or capital items funded by Tyco Healthcare pursuant to this Agreement that are used to fabricate or test Products are hereinafter referred to as "Custom Tooling." SHPI will develop Custom Tooling with Tyco Healthcare design input that Tyco Healthcare will own for an estimated cost of **. Included in the capital cost estimate are Class 101 molds of a "family" configuration. The Custom Tooling will be built in accordance with Tyco Healthcare's designated specifications, which shall be based upon the Product Specifications mutually agreed to by the parties. The cost of Custom Tooling is subject to mutually acceptable adjustment for specification changes requested by Tyco Healthcare. The Custom Tooling will only be used for Tyco Healthcare products. SHPI will be responsible for ordinary maintenance of such Custom Tooling, and will be liable for any loss or damage to such tooling, except normal wear and tear. SHPI acknowledges and agrees that title to and ownership of the Custom Tooling shall remain exclusively with Tyco Healthcare at all times, and SHPI shall keep such Custom Tooling free from any liens or encumbrances attributable to SHPI or its subcontractors. Upon the expiration or termination of this Agreement, SHPI shall promptly return the Custom Tooling to Tyco Healthcare in good operating condition, reasonable wear and tear excepted. Payment of the Custom Tooling costs will be made in installments, upon achievement of the milestones listed in Exhibit C-1.

         5.2 Development Project Deliverables. SHPI shall develop the Products in accordance with Exhibit C-2 attached hereto. Tyco Healthcare shall pay development costs to SHPI in the total amount of $**, based upon the current product specifications agreed upon by the parties. If Tyco Healthcare later materially changes the design or product specifications or requirements, an increase in the number of R&D hours would result in an additional payment to SHPI on terms to be mutually agreed upon. SHPI agrees to completely disclose all relevant

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Design History Files (DHF). Tyco Healthcare shall pay SHPI for development costs in quarterly installments of $** and $** for the last quarterly payment, beginning upon execution of the Agreement. Tyco Healthcare and SHPI shall conduct quarterly reviews of the project status.

         5.3 Reimbursement. Tyco Healthcare shall reimburse SHPI for all reasonable out-of-pocket expenses for all prototypes provided at the request of Tyco Healthcare, with the exception of the SLA prototypes referred to in Section
1.2 of Exhibit C-2, which are to be provided by SHPI for focus groups at no cost to Tyco Healthcare. SHPI will pay for travel and related expenses for one SHPI employee to attend a design review prior to DID approval and to a design review after the focus group study is completed. Tyco Healthcare shall reimburse SHPI for all other travel and related expenses incurred at Tyco Healthcare's request or approved by Tyco Healthcare.

         5.4 Resulting Technology Rights. **

         5.5 IFU. Tyco Healthcare will develop an IFU mutually agreed upon by SHPI and Tyco Healthcare. The IFU will be printed and distributed by Tyco Healthcare with the Product.

         5.6 Right of First Negotiation. In the event that SHPI elects to (i) offer to sell to any third party any new product that incorporates any intellectual property solely owned by SHPI pursuant to Section 5.4 and that is an improvement of, or otherwise related to, the Products ("New Products") in the Field, or (ii) offer to license to any third party the right to manufacture and sell any New Product in the Field, SHPI shall notify Tyco Healthcare of its intent. Tyco Healthcare shall have the option, at its discretion, to purchase such New Products in the Field, or license the right to manufacture and sell such New Products in the Field, from SHPI, on an exclusive basis, at a price, and on other terms, mutually acceptable to SHPI and Tyco Healthcare. If Tyco Healthcare elects to exercise such option, SHPI and Tyco Healthcare shall negotiate in good faith appropriate amendments to this Agreement and/or an appropriate license agreement for a period of ninety (90) days after SHPI's receipt of Tyco Healthcare's notice exercising such option (the "Negotiation Period"). If the parties, acting in good faith, are unable to agree upon mutually acceptable terms and conditions to such amendment or license prior to the expiration of the Negotiation Period, SHPI shall be permitted to thereafter offer to sell New Products, or license the right to manufacture New Products in the Field, to any third party.
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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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VI.      MANUFACTURE OF PRODUCTS

         6.1. SHPI hereby represents and warrants to Tyco Healthcare:

                  (a) that each of the Products sold to Tyco Healthcare hereunder shall be manufactured in accordance with the requirements of the Quality Systems Regulations set forth in 21CFR 820;

                  (b) that each of the Products sold to Tyco Healthcare hereunder shall be new, free from defects in material and workmanship, and shall comply in all respects with the applicable Specifications therefor;

                  (c) that each of the Products sold to Tyco Healthcare hereunder will not, at the time of delivery to Tyco Healthcare, be adulterated or misbranded within the meaning of the Act or within the meaning of any jurisdiction in which the definitions of misbranding and adulterating are substantially the same as in the Act, nor, following FDA approval of Products, will any Product at the time of delivery to Tyco Healthcare be an article which may not, under the Act, be introduced into interstate commerce, and

                  (d) that SHPI holds good and marketable title to all Products and they shall comply with their intended use. 6.2. There are no other express or implied warranties, including any warranty of merchantability or fitness for a particular purpose. In the event of any breach of the warranties set forth in Section 6.1 hereof, SHPI shall, at SHPI's sole cost and expense, at Tyco Healthcare's option, repair or replace the Products which are non-conforming or defective within forty-five (45) days of the return of such item(s) to SHPI or shall credit Tyco Healthcare's account for the purchase price paid for such item(s) by Tyco Healthcare upon the return thereof by Tyco Healthcare. All shipping costs incurred incident to any such breach shall be borne by SHPI.

         6.3. Labeling. Product labeling shall have bar coding in compliance with the Health Industry Bar Coding standards. No changes may be made to any Product labeling or packaging without the prior written consent of Tyco Healthcare.

         6.4 Quality Specifications and Standards. SHPI (and any sub-contracting/third party manufacturer) performing hereunder, is required to meet: 1) Tyco Healthcare's product/vendor quality specifications; and 2) Tyco Healthcare's vendor quality standards. Tyco Healthcare shall have the right to qualify and approve any subcontractor or third party manufacturer that SHPI

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proposes to utilize for purposes of manufacturing Product to be sold to Tyco
Healthcare pursuant to this Agreement. SHPI shall not change the manufacturer of the Products hereunder without the prior written consent of Tyco Healthcare, which consent shall not be unreasonably withheld.

         6.5 Specification Changes. Tyco Healthcare shall maintain and control all master files of the Specifications on its system, and Tyco Healthcare shall generate all Specification changes implemented pursuant to this Agreement. Product or process changes which would cause a Product to deviate from the Specifications shall not be made without the prior written agreement of both parties. If either party desires a modification to the Specifications, such party shall give written notice of such proposed modification to the other party at least ninety (90) days prior to the desired effective date of such modification. The parties shall negotiate any such requested modification in good faith, including any related amendments to this Agreement to provide for adjustments to prices hereunder to reflect any increased or decreased costs of manufacturing the Products as a result of such modification. If the parties are unable to agree upon such requested modification and related amendments to this Agreement within such ninety (90) day period, this Agreement (and the Specifications) shall continue in effect without change.

         6.6 Inspections. SHPI shall allow Tyco Healthcare to inspect each facility where the Products are manufactured, during normal business hours and upon at least ten (10) days' written notice. SHPI shall cause each of its contracts with its subcontractors or third party manufacturers to expressly allow Tyco Healthcare to inspect the facilities where the Product are manufactured.

VII.     TERM AND TERMINATION

         7.1. Term. This Agreement shall remain in full force and effect through the completion of the third Contract Year (the "Initial Term"). Thereafter, this Agreement shall be automatically renewed for successive twelve-month terms unless terminated by Tyco Healthcare by providing written notice to SHPI not less than one-hundred eighty (180) days prior the expiration of the initial term or any renewal term. SHPI shall not be permitted to terminate this Agreement, except as set forth in Sections 4.5 and 7.2.

         7.2. Breach. Except as otherwise provided in this Agreement, in the event of a material breach or default by either of the parties hereto of any

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term or provision of this Agreement on their respective parts to be observed or performed, the party who is not in breach or default shall have the right to give the other party notice thereof, whereupon the party receiving such notice shall have thirty (30) days to cure or cause the cure of such breach or default, or if the same cannot reasonably be cured within such thirty (30) days, the party receiving such notice shall, within said period, commence or have caused the commencement of such cure and thereafter continue to diligently prosecute or cause the prosecution of cure of the same. If such breach or default is so cured, this Agreement shall remain in full force and effect. If such breach or default is not so cured, this Agreement shall immediately terminate upon notice of termination given to the party which failed to so cure such breach or default.
         7.3. Effect of Termination or Expiration. Expiration or prior termination of this Agreement, for any reason, will not release either party from any liability which at said time it has already incurred to the other party, nor affect in any way the survival of any rights, duties or obligations of either party which are expressly stated elsewhere in this Agreement to survive said expiration or prior termination. Nothing in the immediately preceding sentence will affect, be construed or operate as a waiver of the right of the party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred before or after such expiration or termination.

         7.4. Disposition of Inventory. In the event of termination or expiration of this Agreement for any reason, Tyco Healthcare will retain its inventory and stock of the Products that has been paid for by Tyco Healthcare. Tyco Healthcare will be entitled to sell its stock of the Products for a twenty-four month period following the termination or expiration of this Agreement, or if such date is later, the date of delivery of any Products to Tyco Healthcare.

         7.5 Retention of Intellectual Property. Subsequent to termination of this Agreement, both SHPI and Tyco Healthcare will retain their respective intellectual property rights as set forth in this Agreement.

         7.6 Manufacture of Products. **

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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VIII.    REGULATORY MATTERS

         8.1. Tyco Healthcare shall prepare and file all applications for regulatory clearance.

         8.2 SHPI and Tyco Healthcare will mutually agree on a product complaint protocol.

         8.3 The facility at which Products are manufactured hereunder shall at all times be registered with the U.S. Food and Drug Administration as a medical device manufacturer.

         8.4 SHPI shall cause the Products to be manufactured in accordance with all applicable laws and regulations.

IX.      INDEMNIFICATION

         9.1 SHPI will indemnify and hold Tyco Healthcare harmless for matters relating to the Products from all claims, lawsuits, losses, liabilities and damages (including reasonable attorneys' fees) arising out of 1) patent infringement related only to the safety needle device(s) and device handle(s) disclosed in the Base Technology; 2) product liability; or 3) any other claim relating to a defect of the Products, except with respect to claims based solely upon Tyco Healthcare's misrepresentations regarding the Products. As a condition precedent to SHPI obligations under this clause, the party charged in such suit shall promptly notify SHPI and shall not settle the same without SHPI's prior written approval. If, as a result of any third party infringement claim subject to this Section 9.1, an injunction is issued or a settlement agreement is entered into pursuant to which Tyco Healthcare is prohibited from reselling any Products purchased hereunder, Tyco Healthcare may return all such Products to SHPI for a full refund.

         9.2 Tyco Healthcare will indemnify and hold SHPI harmless against all claims, lawsuits, losses, liabilities and damages (including reasonable attorneys' fees) arising out of the sale and/or distribution of any Products, including, but not limited to, any misrepresentations by Tyco Healthcare regarding the Products, but not including claims for which SHPI will indemnify Tyco Healthcare as identified in Section 9.1. As a condition precedent to Tyco Healthcare's obligations under this clause, the party charged in such suit shall promptly notify Tyco Healthcare and shall not settle the same without Tyco Healthcare's prior written approval.

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X.       INFRINGEMENT BY THIRD PARTIES; ISSUANCE OF PATENT CLAIMS

         10.1 SHPI shall use reasonable efforts to prosecute any case of patent infringement relating to the Base Technology of which SHPI is aware. Tyco Healthcare shall promptly notify SHPI upon becoming aware of any infringement by third parties of the Base Technology.

         10.2 **

         10.3 **

XI.      INSURANCE

         Throughout the term of this Agreement, SHPI shall carry Commercial General Liability Insurance in a minimum amount of $5,000,000 Combined Single Limit, Bodily Injury and Property Damage, naming Tyco Healthcare as an additional insured. Insurance to be maintained by SHPI pursuant to the provisions of this Section shall provide for written notice to Tyco Healthcare thirty (30) days in advance of any termination or cancellation of such insurance. Upon the request of Tyco Healthcare from time to time, SHPI shall provide a certificate evidencing such insurance coverage.

XII.     MISCELLANEOUS

         12.1. Confidential Information. Each party shall hold in confidence any Confidential Information disclosed by the other or otherwise obtained by such party as a result of activities contemplated by this Agreement, and each party shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care. Access to Confidential Information must be restricted to the receiving party's employees, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the confidentiality of such Confidential Information. The Confidential Information and all copies of part or all thereof, shall be and remain the exclusive property of the disclosing party, and the receiving party shall acquire only such rights as are expressly set forth under the terms and conditions of this Agreement and only for so long as such rights are in effect.

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The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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         12.2. Survival. The following Articles or Sections shall continue in effect notwithstanding any termination of this Agreement: Article II, Section 3.4, Section 5.4, Article VI, Section 7.3, Section 7.4, Section 7.5, Section 7.6, Article VIII, Article IX, Section 12.1, Section 12.5, and Section 12.7, and no termination of this Agreement shall relieve any party of liability for a breach or violation of this Agreement occurring before such termination.

         12.3. No Agency. This Agreement shall not constitute Tyco Healthcare the agent or legal representative of SHPI for any purpose whatsoever and Tyco Healthcare shall not hold itself out as an agent of SHPI. This Agreement creates no relationship of joint venturers, partners, associates, employment or principal and agent between the parties, and both parties are acting as independent contractors. Neither party is granted hereby any right or authority to and shall not attempt to assume or create any obligation or responsibility for or on behalf of the other party. Neither party shall have any authority to bind the other party to any contract, whether of employment or otherwise, and each party shall bear all of its own expenses for its operations, including, without limitation, the compensation of its employees and salespeople and the maintenance of its offices, service and warehouse facilities. Each party shall be solely responsible for its own employees and salespeople and for their acts and the things done by them.

         12.4. Amendments. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

         12.5. Waivers. No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the party waiving or consenting thereto. No failure on the part of any party to exercise and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

         12.6. Performance. Each party hereto acknowledges that money damages alone will not adequately compensate such party for breach of such party's obligations under Section 12.1 and, therefore, agrees that in the event of the breach or threatened breach of any such obligation, in addition to all other remedies available to the other party, at law, in equity or otherwise, such other party shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms of such Section.

         12.7. Notices. Any notice or communication given pursuant to this Agreement by any party to any other party shall be in writing and shall be sufficiently given if personally delivered, sent by facsimile or other means of confirmed electronic transmission or sent by a recognized next-day courier service or by mail, postage prepaid to the parties at the following addresses or to such other address as either party may hereafter designate to the others by like notice:

                  (a) if to SHPI, to:

                             Specialized Health Products International, Inc. 585 West 500 South
                             Bountiful, Utah 84010
                             Attention: General Counsel
                             Facsimile Number: (801) 298-1759

                  (b) if to Tyco Healthcare, to:

                             Tyco Healthcare Group LP
                             15 Hampshire Street
                             Mansfield, Massachusetts 02048
                             Attention:  Vice President - Marketing -
                             Critical Care Division
                             Facsimile Number:

                  With a copy to:

                             Tyco Healthcare Group LP
                             15 Hampshire Street
                             Mansfield, Massachusetts 02048
                             Attention:  General Counsel
                             Facsimile Number:  (508) 261-8544

         12.8. Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not they are completed.

         12.9. Publicity. All notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by the parties except to the extent disclosures are required by law.

         12.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof.

         12.11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, the substantive laws of the state of Delaware, without giving effect to its conflicts of law rules.

         12.12. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

         12.13. Exhibits. All Exhibits mentioned in this Agreement shall be attached to this Agreement and shall form an integral part hereof. All capitalized terms defined in this Agreement which are used in any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein.

         12.14. Counterparts. This Agreement may be executed in two (2) or more counterparts, including facsimile counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         12.15. Assignments; Successors and Assigns. Neither party shall transfer or assign (by operation of law or otherwise) its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement to an Affiliate or a successor in ownership of all or substantially all of its business assets related to the Products whether by sale of assets, merger consolidation or otherwise. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their permitted successors and assigns.

         12.16. Force Majeure. Either party shall be excused from delay in performing or from its failure to perform hereunder to the extent that such delay or failure results from any cause or causes beyond such party's reasonable control, including: fire; flood; acts of God; acts of war or terrorism; labor dispute; riot; compliance with any applicable governmental act, regulation or request; shortage of labor, materials or manufacturing facilities; and delay by any supplier in providing materials, parts or services and/or delay by any carrier due to the aforementioned events. **

         12.17. Captions. The Article and Section headings contained in this Agreement have been inserted for convenience of reference only and are not and shall not be deemed or construed as constituting a part of this Agreement.

_______________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                           SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

                           By: /s/ Jeffrey M. Soinski
                              ----------------------------------------
                           Name:    Jeffrey M. Soinski
                           Title:   President and CEO


                           TYCO HEALTHCARE GROUP LP

                           By:  /s/ Jim Clemmer
                              ----------------------------------------
                           Name:    Jim Clemmer
                           Title:   Division President

                                    EXHIBIT A

Minimum Purchase Requirements for Exclusivity

-------------------- --------------------------- -------------------------------
          Year            Combined I/J-type                Minimum Unit Volume
                      (Safety and Conventional)            of Safety Products
-------------------- --------------------------- -------------------------------
1st Contract Year                 **                         ** safety units
2nd Contract Year                 **                         ** safety units
3rd Contract Year                 **                         ** safety units
and beyond
-------------------- --------------------------- -------------------------------


Pricing(1):

             -------------------- ------------------- ---------------
                Needle Type          Conventional           Safety
             -------------------- ------------------- ---------------
                 J-type(2)               $**                 $**
                 I-Type(2)               $**                 $**
             -------------------- ------------------- ---------------

(1) Assumes family molds
(2) Design pending clinical focus groups and/or market research. Changes in product design that result in increased or decreased raw materials or manufacturing costs will result in increased or decreased pricing to Tyco Healthcare.

_______________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                   EXHIBIT B*


Conventional Trays
**

Conventional Single Needles
**

Safety Trays
**

Safety Single Needles
**


* SKU reference refers only to the I-Type & J-Type bone needles within the above-listed SKUs. The Agreement does not include the making of kits or supplying other ancillary components required for the above-identified kits.

_______________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                   Exhibit C-1
                     TOOLING SPECIFICATIONS AND REQUIREMENTS

         **

_______________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.